UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event Reported): November 3, 2025
COLONY BANKCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Georgia	001-42397	58-1492391
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
115 South Grant Street, Fitzgerald, Georgia 31750
(Address of Principal Executive Offices) (Zip Code)
(229) 426-6000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $1.00 per share	CBAN	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On November 3, 2025, Colony Bankcorp, Inc., a Georgia corporation (the “Company”), and its wholly-owned subsidiary, Colony Bank, a Georgia-state chartered bank (the “Bank”), entered into an Equity Distribution Agreement (the “Agreement”) with Piper Sandler & Co., as placement agent (the “Agent”), pursuant to which the Company may issue and sell from time to time through the Agent, shares of the Company's common stock, par value $1.00 per share (the “Common Stock”), having an aggregate gross sale price of up to $40,000,000 (the “Offering”). Sales of Common Stock, if any, under the Agreement may be made in transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). In addition, if specified by the Company in a Placement Notice (as defined in the Agreement) and subject to the terms of the Agreement, the Agent may also sell the Common Stock by any other method permitted by law, including privately negotiated transactions or block trades.

Under the Agreement, the Company will set the parameters for the sale of the Common Stock from time to time, including the number of shares to be issued, the time period during which sales are requested to be made, limitations on the number of shares that may be sold by the Agent in any one trading day and any minimum price below which sales may not be made. The Company has agreed to pay the Agent a commission up to 3.0% of the gross sales price of the Common Stock sold in the Offering. The Agent has agreed to use commercially reasonable efforts consistent with its respective normal trading and sales practices to sell the Common Stock in the Offering, subject to the terms of the Agreement.

The Agreement contains customary representations, warranties and covenants of the Company and the Bank, and conditions to the Agent’s obligations to sell the Common Stock in the Offering. The representations, warranties and covenants set forth in the Agreement were made only for purposes of the Agreement, and only as of the specified dates provided therein. The representations, warranties and covenants in the Agreement were made solely for the benefit of the parties thereto, may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties rather than establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. The Company and the Bank have agreed, jointly and severally, to provide to the Agent customary indemnification and contribution rights. The Company will also reimburse the Agent for certain specified expenses in connection with establishing and maintaining the Offering.

The Company has no obligation to sell any Common Stock under the Agreement, and the Company or the Agent may, at any time, suspend solicitation and sales in the Offering. The Agreement may be terminated at any time, for any reason, by either the Company or the Agent upon prior written notice to the other party.

Any Common Stock offered and sold in the Offering will be issued pursuant to the Company’s shelf registration statement on Form S-3 (Registration No. 333-291233) filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 3, 2025, if and when declared effective, the related prospectus supplement relating to the Offering filed with the SEC on November 3, 2025 and any applicable additional prospectus supplements related to the Offering that may be filed with the SEC in connection with the Offering.
The Company plans to use the net proceeds from the Offering, after deducting the Agent's commissions and expense reimbursements and the Company's offering expenses, for general corporate purposes, which may include, among other purposes, contribution to the capital of the Company’s subsidiary, Colony Bank, to support its lending, investing and other banking activities, and/or; to repay indebtedness and to support or fund acquisition and other strategic initiatives and activities permissible for bank holding companies.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is incorporated by reference herein as Exhibit 1.1 to this Current Report on Form 8-K.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of any offer to buy the Common Stock discussed herein, nor shall there be any offer, solicitation or sale of the Common Stock in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
1.1
Equity Distribution Agreement, dated November 3, 2025, by and between Colony Bankcorp, Inc., Colony Bank and Piper Sandler & Co. (incorporated by reference to Exhibit 1.2 to the Registrant’s Form S-3 filed on November 3, 2025).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLONY BANKCORP, INC.

Date: November 7, 2025	By:	/s/ Derek Shelnutt
Derek Shelnutt
Executive Vice President and Chief Financial Officer